Exhibit 99.2

News Release

American National Insurance Company, Galveston, Texas

Contact: Timothy A. Walsh (409) 766-6553

For Immediate Release

American National Insurance Company Announces Completion of Holding Company Reorganization

Galveston, Texas, July 2, 2020 - American National Insurance Company (“ANICO”) today announced that it has completed its previously announced holding company reorganization. Pursuant to such reorganization, American National Group, Inc. (NASDAQ: ANAT), a Delaware corporation (“American National”), is now the parent company of ANICO and has replaced it as the publicly held corporation. The directors and officers of ANICO immediately prior to the reorganization serve as the directors and officers of American National, and business operations continue from our current office locations and companies.

Each share of ANICO’s common stock outstanding immediately prior to the reorganization has automatically converted into one share of American National’s common stock and trades under the NASDAQ Stock Market symbol “ANAT”. Former stockholders of ANICO need not return stock certificates or otherwise take any action to exchange their shares for American National’s common stock. American National’s common stock has been assigned a new CUSIP number: 02772A 109.

ABOUT AMERICAN NATIONAL

American National is a family of companies that has, on a consolidated GAAP basis, $27.8 billion in assets, $22.2 billion in liabilities and $5.6 billion in stockholders’ equity, as of March 31, 2020. American National Insurance Company, founded in 1905 and headquartered in Galveston, Texas, and other American National subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Insurance Company, American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.